Exhibit 99.1

Ocwen Financial Corporation®

Ocwen Financial Responds to Notice of Non-Compliance with NYSE Trading Share Price Continued Listing Standard Rule

West Palm Beach, FL – (April 13, 2020) – Ocwen Financial Corporation (NYSE: OCN) (“Ocwen” or the “Company”), a leading non-bank mortgage servicer and originator, today announced that the New York Stock Exchange (“NYSE”) has notified the Company that the average per share trading price of its common stock was below the NYSE’s minimum average share price rule. The NYSE requires the average closing price of a listed company’s stock to be at least $1.00 per share over a consecutive 30 trading-day period. Receipt of the NYSE notification does not conflict with or cause an event of default under any of the Company’s material debt agreements.

Ocwen received written notification from the NYSE on April 8, 2020. In accordance with the NYSE’s rules, Ocwen has six months from receipt of the notice to regain compliance with the NYSE’s price condition. The Company can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period or on the last day of the cure period, Ocwen has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on such date.

As previously disclosed, the Company is considering implementing a reverse stock split, which may potentially increase its stock price and therefore could potentially enable the Company to regain compliance with the NYSE’s minimum share price requirement. The Company also intends to reduce the number of its authorized shares of common stock by the same proportion as the ratio chosen for the reverse stock split. The Board of Directors of the Company (the “Board”) presently intends to request shareholder approval of a reverse stock split, on an advisory basis, at the Company’s Annual Meeting of Shareholders, currently scheduled for May 27, 2020. The Board intends to take into account the results of the advisory vote as well as changing market conditions and other developments which may impact the Company’s stock price in order to make a determination with respect to the best course of action to pursue in order to regain compliance with the NYSE’s minimum share price requirement. If the members of the Board believe, due to changing circumstances or otherwise, that it is in the best interests of the Company and its shareholders to implement the reverse stock split even if not approved on an advisory basis, the Board reserves the discretion to do so.

During the cure period, Ocwen’s common stock will continue to be listed and trade on the NYSE. The Company is in compliance with all other NYSE continued listing standard rules.

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About Ocwen Financial Corporation

Ocwen Financial Corporation (NYSE: OCN) is a leading non-bank mortgage servicer and originator providing solutions through its primary brands, PHH Mortgage and Liberty Reverse Mortgage. PHH Mortgage is one of the largest servicers in the country, focused on delivering a variety of servicing and lending programs. Liberty is one of the nation’s largest reverse mortgage lenders dedicated to education and providing loans that help customers meet their personal and financial needs. We are headquartered in West Palm Beach, Florida, with offices in the United States and the U.S. Virgin Islands and operations in India and the Philippines, and have been serving our customers since 1988. For additional information, please visit our website (www.ocwen.com).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements are typically identified by words such as “expect”, “believe”, “foresee”, “anticipate”, “intend”, “estimate”, “goal”, “strategy”, “plan” “target” and “project” or conditional verbs such as “will”, “may”, “should”, “could” or “would” or the negative of these terms, although not all forward-looking statements contain these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and include statements regarding the Company’s intention to implement a reverse stock split, the anticipated impact of such reverse stock split, and the Board’s intention to request shareholder approval of a reverse stock split, on an advisory basis, at the Company’s Annual Meeting of Shareholders.

Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. In the past, actual results have differed from those suggested by forward looking statements and this may happen again. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the size and timing of a potential reverse split of the Company’s common stock and whether shareholders will approve such a split; the Company’s ability to maintain compliance with the continued listing standards of the NYSE; the uncertainty regarding whether a reverse stock split will increase the Company’s stock price; as well as other risks and uncertainties detailed in Ocwen’s reports and filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2019 and its current and quarterly reports since such date. Anyone wishing to understand Ocwen’s business should review its SEC filings. The Company’s forward-looking statements speak only as of the date they are made and, the Company disclaims any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION CONTACT:

Investors:	Media:

June Campbell	Dico Akseraylian
T: (856) 917-3190	T: (856) 917-0066
E: shareholderrelations@ocwen.com	E: mediarelations@ocwen.com

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